Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

May 7, 2024

Soleno Therapeutics, Inc.

203 Redwood Shores Parkway, Suite 500

Redwood City, CA 94065

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Soleno Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to 3,450,000 shares of the Company’s common stock (the “Common Stock”), $0.001 par value per share (the “Shares”) pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-276344) filed on January 2, 2024, which was automatically declared effective upon filing by the Securities and Exchange Commission (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the underwriting agreement (the “Underwriting Agreement”), dated as of May 2, 2024, by and among the Company and Piper Sandler & Co. and Guggenheim Securities, LLC, as representatives of the several Underwriters named on Schedule I thereto.

We have examined copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated May 2, 2024 and was filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO  ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about May 7, 2024, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation